Exhibit 99.(h)(16)

Thompson Investment Management, Inc.

1255 Fourier Dr., Suite 200

Madison, Wisconsin 53717

October 4, 2023

Thompson IM Funds, Inc.
1255 Fourier Dr., Suite 200
Madison, Wisconsin 53717
Attn: Board of Directors

Re:      Expense Reimbursement and Fee Waiver Commitment

Ladies and Gentlemen:

This is to confirm the commitment of Thompson Investment Management, Inc., as investment adviser to the Thompson LargeCap Fund, to waive fees and/or reimburse expenses from March 31, 2024 through March 31, 2025 so that the annual operating expenses of the LargeCap Fund do not exceed 0.99% of average daily net assets.

Very truly yours,

Thompson Investment Management, Inc.

By:	/s/ Jason L. Stephens
Name:	Jason L. Stephens
Title:	Chief Executive Officer